EXHIBIT 23


                         Consent of Independent Auditors



Board of Directors
UCI Medical Affiliates, Inc.
Columbia, South Carolina



         We consent to the incorporation by reference of our report dated November 26, 2003, which is included in UCI Medical Affiliates, Inc.'s, Annual Report on Form 10-K for the year ended September 30, 2003, in the following registration statements for UCI Medical Affiliates, Inc.: (1) Registration Statement on Form S-3 (No. 333-56753), as amended, relating to the registration of up to 600,000 shares of its common stock for a public offering that may be made from time to time by each of Huizenga Investments Limited Partnership and Westbury (Bermuda) Ltd and (2) Registration Statement on Form S-8 (No. 333-02943) relating to the registration of up to 750,000 shares of its common stock pursuant to its 1994 Incentive Stock Option Plan.



/s/ Scott McElveen, L.L.P.
Scott McElveen, L.L.P.

Columbia, South Carolina
November 26, 2003